EXHIBIT 10.38

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (“Agreement”), dated as of June 26, 2008, is made by LIGHTSTONE VALUE PLUS REIT, L.P., a Delaware limited partnership (“LVP”), and ARBOR MILL RUN JRM, LLC, a Delaware limited liability company (“AMR”) that will become a limited partner of LVP as a result of the Contribution (defined below).

WHEREAS AMR owns a membership interest in Mill Run LLC (“MRL”) corresponding to a 22.08% Common Interest (as defined in the Second Amended and Restated Operating Agreement of Mill Run LLC, dated as of September 20, 2005, as amended);

WHEREAS MRL owns, indirectly through entities that are treated as disregarded entities for U.S. federal tax purposes, a property known as the Orlando Design Center and a property known as Orlando Outlet World (collectively, the “Properties”);

WHEREAS, pursuant to that certain Contribution and Conveyance Agreement, dated as of the date hereof, between AMR and LVP (the “Contribution Agreement”), AMR will contribute all of its membership interest in MRL (the “Contributed Interest”) to LVP in exchange for Units (as defined in the Contribution Agreement) of LVP (the “Contribution”);

WHEREAS, for federal income tax purposes, it is intended that the Contribution will be treated as a tax-free contribution by AMR to LVP of the Contributed Interest in exchange for Units under Section 721 of the Code;

WHEREAS, pursuant to the Contribution Agreement, LVP has agreed to make certain undertakings to AMR as provided herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. All capitalized terms used and not otherwise defined in this Agreement shall have the meaning set forth in the Partnership Agreement (as defined below). As used herein, the following terms have the following meanings:

“Approved Firms” shall mean any of the following firms: Baker & McKenzie LLP, Deloitte & Touche LLP, Dewey & LeBoeuf LLP, McKee Nelson LLP, Kaye Scholer LLP, and DLA Piper; and if any of the aforementioned law firms shall disband, the parties hereto shall each make a good faith effort to choose a replacement for each such firm.

“Built-in Gain” means gain allocable under Section 704(c) of the Code or under so-called “reverse” Section 704(c) principles pursuant to Treasury Regulation Section 1.704-1(b)(4)(i) to AMR with respect to the Properties or the Contributed Interest (taking into account any special inside basis of AMR under Section 743(b) of the Code with respect to the Properties or the Contributed Interest). For purposes of determining Built-in Gain with respect to the Properties, the assets of MRL shall be deemed to have been revalued for federal income tax purposes, and the capital accounts of the partners therein adjusted, immediately prior to the Contribution pursuant to the principles of Treasury Regulation Section 1.704-2(b)(2)(iv)(f) (notwithstanding that no event described in Treasury Regulation Section 1.704-2(b)(2)(iv)(f)(5) occurs with respect to MRL in connection with the Contribution). After the Closing Date, the Built-in Gain shall be reduced from time to time pursuant to the principles set forth in the Code and the Regulations thereunder.

“Closing” shall mean the closing of the exchange of the Contributed Interest for Units pursuant to the Contribution Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributed Interest” shall have the meaning set forth in the Recitals.

“Contribution” shall have the meaning set forth in the Recitals.

“Disposition” shall have the meaning set forth in Section 2(a).

“Excluded Transfer” shall have the meaning set forth in Section 2(g).

“Nonrecourse Built-in Gain” means gain recognized under Section 731(a)(1) of the Code as a result of a deemed distribution under Section 752(b) of the Code or gain recognized under Section 465(e) of the Code as a result of a reduction of the amount of liabilities allocable to AMR under Section 752 of the Code below the Protected Amount.

“Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership, dated as of April 22, 2005, of LVP, as amended.

“Permitted Transfer” shall mean (i) a transfer of any of the Properties or the Contributed Interest in an involuntary bankruptcy against MRL, (ii) the condemnation or other taking of any of the Properties by a governmental entity or authority in eminent domain proceedings, (iii) if LVP elects the Application of Section 2(f), a transfer of the Orlando Design Center, or (iv) if LVP elects the Application of Section 2(g), an Excluded Transfer.

“Prohibited Transaction” shall mean a transaction that is prohibited under Section 2(a).

“Properties” shall have the meaning set forth in the Recitals.

“Protected Amount” shall mean an amount equal to the product of (i) AMR’s negative tax capital account in MRL as of the date hereof and (ii) negative one (-1), as such amount may be reduced pursuant to the following sentence. Upon any other sale, exchange, transfer or disposition either (a) by AMR of some or all of its Units or (b) by any person or entity of some or all of its direct or indirect equity interest in AMR, the Protected Amount shall be reduced to the extent of (x) in situation (a), any gain recognized by AMR, but only to the extent such gain is attributable to the amount of nonrecourse liabilities of LVP of which AMR is deemed relieved under Section 752 of the Code and the regulations thereunder as a result of such transaction, and (y) in situation (b), any gain recognized by such person (or, in the case of a transfer resulting from the death of such person, the difference between the adjusted tax basis, for federal income tax purposes, of the transferee with respect to the transferred property and the adjusted tax basis, for federal income tax purposes, of such person with respect to such property), but only to the extent such gain is attributable to the amount of nonrecourse liabilities of LVP of which such person is deemed relieved under Section 752 of the Code and the regulations thereunder as a result of such transaction.

“Protected Period” means the period beginning on the Closing Date, but after the Closing, and ending on the date that is five (5) years after the Closing Date.

“Qualifying Opinion” shall have the meaning set forth in Section 3(d).

2. Restrictions on Disposition of the Properties.

(a) Subject to Section 2(b), LVP agrees that during the Protected Period neither LVP, nor any entity in which LVP holds a direct or indirect interest, will consummate a sale, transfer, exchange or other disposition of all or any portion of the Properties, the Contributed Interest, or any indirect interest in all or any portion of the Properties or the Contributed Interest (a “Disposition”), or engage in any other transaction, that results in the recognition and allocation to AMR of all or any portion of its Built-in Gain that it would not otherwise have recognized at such time as a result of the application of the Code and Regulations in the absence of such transaction or any other transaction. In addition, LVP shall not enter into any transaction described in the first sentence of Section 3(d) unless LVP shall have first provided AMR with a Qualifying Opinion in a timely manner pursuant to the requirements of Section 3(d). AMR shall have the right to seek and obtain specific performance or injunctive relief as a remedy with respect to any breach or threatened breach of the covenant set forth in the preceding sentence.

(b) The first sentence of Section 2(a) shall not apply to (i) a transfer of any of the Properties or the Contributed Interest in an involuntary bankruptcy against MRL or (ii) the condemnation or other taking of any of the Properties by a governmental entity or authority in eminent domain proceedings.

(c) Any property that is exchanged for or replaces any of the Properties, the Contributed Interest, or any portion thereof and that is “substituted basis property,” as defined in Section 7701(a)(42) of the Code, with respect thereto shall thereafter be treated as a “Property,” the “Contributed Interest,” or a portion thereof, as the case may be, for all purposes of this Agreement; however, the Property, the Contributed Interest, or the portion thereof that was exchanged for or replaced by such new property shall continue to be treated as a “Property,” the “Contributed Interest,” or a portion thereof to the extent that a subsequent disposition of (or other transaction involving) the Property, the Contributed Interest, or the portion thereof could result in the recognition and allocation to AMR of any Built-in Gain.

(d) Within 18 weeks after the Closing Date, LVP shall provide to AMR a spreadsheet showing its calculation of (i) the Built-in Gain with respect to the Properties and the Contributed Interest and (ii) AMR’s negative tax capital account in MRL as of the Closing Date. The calculation of the Built-in Gain shall be based on the fair market values for the Properties and the Contributed Interest shown on Schedule A hereto. The calculation of the Built-in Gain shall also reflect any Section 704(c) or “reverse” Section 704(c) gain or loss existing with respect to the Properties immediately prior to the Closing.

(e) For federal, state, and local income tax purposes, LVP shall report (i) AMR’s contribution of the Contributed Interest to LVP as a tax-free contribution pursuant to Section 721 of the Code (or the corresponding provision of state or local law, as applicable) and (ii) AMR as a partner in LVP with respect to all of the Units received by LVP; provided that, upon a reasonable request from LVP’s accountant, AMR shall provide (at LVP’s expense) to the accountant, at AMR’s election, either (i) a letter from Cooley Godward Kronish LLP to the accountant, (ii) an opinion letter from Cooley Godward Kronish LLP which shall provide that the accountant is entitled to rely on it, or (iii) an opinion letter from an Approved Firm to the accountant, in each case providing the required level of comfort to the accountant to sign the return or returns. Notwithstanding the foregoing, LVP shall not be deemed to have breached its obligations under this Section 2(e) solely because a governmental taxing authority determines that LVP would be required to file an amended tax return or amended information statement that reports the Contribution other than as a contribution pursuant to Section 721 of the Code.

(f) LVP may elect to apply this Section 2(f) by treating any taxable direct or indirect disposition of the Orlando Design Center as not subject to indemnification under the first sentence of Section 2(a); provided, however, that LVP shall not be entitled to elect the application of this Section 2(f) if LVP shall have previously elected the application of Section 2(g). If LVP elects the application of this Section 2(f), then the first sentence of Section 2(a) shall not apply to a transfer of the Orlando Design Center.

(g) LVP may elect to apply this Section 2(g) by treating all or part of one or more taxable direct or indirect Dispositions of Properties (other than the Orlando Design Center), occurring at any time after the one year anniversary of the Closing Date, as an Excluded Transfer or Excluded Transfers (as defined below) not subject to indemnification under the first sentence of Section 2(a), within the limits set forth in the following sentence; provided, however, that LVP shall not be entitled to elect the application of this Section 2(g) if LVP shall have previously or concurrently elected the application of Section 2(f). If LVP elects or has elected the application of this Section 2(g) and in any calendar year, taking into account all direct or indirect Dispositions by LVP of one or more Properties or portions thereof that (i) are taxable in whole or in part and (ii) occur during such calendar year and after the one year anniversary of the Closing Date, LVP transfers Properties or portions thereof having an aggregate value as of the date hereof as set forth on Schedule A hereto that is less than or equal to ten percent (10%) of the total value of the Properties as of the date hereof as set forth on Schedule A hereto, then the first sentence of Section 2(a) shall not apply to such Dispositions (each such Disposition, an “Excluded Transfer”); moreover, if the aggregate value of the Properties transferred in such Dispositions is less than ten percent (10%) of the total value (as of the date hereof as set forth on Schedule A hereto) of the Properties as of the date hereof as set forth on Schedule A hereto, then such deficit shall carry over to the following calendar year and increase the amount of Properties the transfers of which may qualify as Excluded Transfers for such year, and if such amounts are not transferred, all such amounts shall carry over to the next successive year, and so on, until the term of this Agreement shall expire. If the preceding sentence does not apply to Dispositions by LVP in any calendar year because the aggregate value (as of the date hereof as set forth on Schedule A hereto) of the Properties (or portions thereof) disposed of exceeds ten percent (10%) of the total value of the Properties as of the date hereof as set forth on Schedule A hereto, then only a ratable portion of each such Disposition shall qualify as an Excluded Transfer not subject to Section 2(a). With respect to the first calendar year that begins after the date hereof, the preceding two sentences shall be applied by substituting for each occurrence of “ten percent (10%)” the product of (i) ten percent (10%) and (ii) a fraction, the numerator of which is the number of days from the one year anniversary of the date hereof to December 31 of such calendar year, and the denominator of which is 365. Notwithstanding anything to the contrary herein, a direct or indirect Disposition or other transfer of a Property or a portion thereof shall not constitute an Excluded Transfer if such transfer is effectuated with a party “related” to LVP (applying the principles of Code Sections 267(b) and 707(b)) in a transaction that lacks a bona fide commercially motivated business purpose.

(h) No later than the earlier of (i) the date that is 30 days after LVP consummates a direct or indirect Disposition, taxable in whole or in part, of one or more Properties or portions thereof and (ii) December 31 of the calendar year in which such Disposition occurs, LVP shall provide AMR with written notification of such disposition, including (I) the Property, Properties, or portions thereof disposed of, (II) the amount and nature of the consideration received, and (III) the amount of gain (including Built-in Gain) allocable to AMR as a result of such Disposition; provided, however, that LVP shall not be required to provide such notification if it shall have previously provided the identical information to AMR pursuant to the notification provisions of Section 3(a).

3. Indemnity by LVP for Breach of Obligations set forth in Section 2.

(a) In the event that LVP engages in a Prohibited Transaction in breach of its obligations set forth in Section 2(a), LVP shall pay to AMR an amount equal to (i) the aggregate federal, state and local income taxes deemed incurred by AMR with respect to any portion of its Built-in Gain that it recognizes as a result of such Prohibited Transaction plus (ii) a “gross-up” amount so that, after the hypothetical payment by AMR of all federal, state and local income taxes on amounts received pursuant to this Section 3(a), AMR would retain from such payments hereunder an amount equal to its total deemed income tax liability incurred as a result of the Prohibited Transaction and its recognition of such Built-in Gain. If (i) gain is recognized by AMR or allocated to AMR as a result of the closing of the transactions contemplated by the Contribution Agreement and (ii) such gain recognition is attributable to (I) incorrect information provided by MRL or an affiliate or agent thereof to AMR or (II) a breach of LVP’s or the Lightstone Value Plus Real Estate Investment Trust, Inc.’s obligations under the Contribution Agreement or this Agreement, then LVP shall indemnify AMR for such Built-in Gain under this Section 3(a) as if such Built-in Gain had resulted from a Prohibited Transaction. Notwithstanding anything herein to the contrary, it is the understanding and the intention of the parties hereto that this Agreement shall in no manner create liability for LVP as a result of any tax that may be recognized as a result of (i) the structure and effectuation of the transactions contemplated hereby and by the Contribution Agreement or (ii) any conversion of Units into stock of the REIT at AMR’s election and that the only liability that may arise as to LVP shall be as a result of its breach of its obligations imposed by this Agreement or the Contribution Agreement, if any, or as a result of any provision of incorrect information. At the time LVP enters into an agreement to consummate a Prohibited Transaction that, if consummated, would breach Section 2(a) hereof and result in the recognition by AMR of all or any portion of its Built-in Gain, and in any case not less than thirty (30) days prior to consummating such Prohibited Transaction, LVP shall notify AMR in writing of such proposed Prohibited Transaction and of the approximate sales price or other amount to be realized for income tax purposes in connection therewith and all other relevant details of the Prohibited Transaction and shall request from AMR such information that is within AMR’s possession or control as is reasonably necessary for LVP to calculate the amount of the indemnity set forth herein. Upon receipt of such notice, AMR shall provide LVP with any information reasonably requested by LVP of AMR that is within AMR’s possession or control and is relevant to calculation of the indemnity set forth herein within ten (10) days of such request. Within ten (10) days after receipt of such information from AMR (or, if no such information is requested, at the same time that LVP notifies AMR of the Prohibited Transaction as provided above), LVP shall provide to AMR (i) a computation of the indemnity payment, if any, owing to AMR under this Section 3(a). LVP shall make any required indemnity payment owing to AMR pursuant to this Section 3(a) no later than five (5) days prior to the due date of the quarterly estimated tax payment for individuals which next follows the date that the Prohibited Transaction is consummated or, if later, ten (10) days after the date required for LVP’s delivery of the computation of the indemnity payment to AMR. For purposes of determining the amount of the deemed income taxes incurred by AMR and the amount of the indemnity for Built-in Gain under this Section 3(a), (i) all income arising from a transaction or event that is taxable at ordinary income rates (including, without limitation, “recapture” under Code Sections 1245 or 1250 and net short-term capital gain) under the applicable provisions of the Code and allocable to AMR shall be treated as subject to federal, state and local income tax at the then applicable effective tax rate imposed on ordinary income of individuals residing in the city of New York, New York, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on ordinary income then in effect in New York City and New York State, (ii) all long-term capital gain arising from the transaction or event allocable to AMR shall be treated as subject to federal, state, and local income tax at the then applicable effective tax rate imposed on long-term capital gains of individuals residing in the city of New York, New York, determined using the maximum federal, state and local rates on long-term capital gains then in effect (taking into account any special capital gains rate attributable to recapture of prior depreciation deductions), and (iii) any amounts payable with respect to state and local income taxes shall be assumed to be fully deductible (without limitation or phaseout) for federal income tax purposes.

(b) Notwithstanding any provision of this Agreement to the contrary, other than the last sentence of Section 2(a), Section 3(c), and Section 3(d), the sole and exclusive rights and remedies of AMR for a breach or violation of the covenants set forth in Sections 2(a) and 3(a) shall be a claim for payment against LVP, computed as set forth in Section 3(a), and for interest and enforcement costs as provided in Section 9(e). Except as provided in Sections 2(a), 3(c), and 3(d), AMR shall not be entitled to pursue a claim for specific performance of the covenant set forth in Section 2(a) or bring a claim against any person that acquires the Contributed Interest or any of the Properties in violation of Section 2(a).

(c) Notwithstanding anything to the contrary herein, LVP may not enter into a Prohibited Transaction unless, at least fourteen (14) days prior to entering into such transaction, LVP will have provided AMR with evidence reasonably satisfactory to AMR that, following such transaction, and including any proceeds from such transaction, LVP will have the requisite liquidity to make any necessary indemnification payments required pursuant to this Agreement. AMR shall have the right to seek and obtain specific performance or injunctive relief as a remedy with respect to any breach or threatened breach of this covenant.

(d) Prior to the time that LVP enters into an agreement to consummate a transaction that (i) may result in the realization of Built-in Gain but (ii) which LVP may report, for federal, state, or local income tax purposes, as not resulting (in whole or in part) in the recognition of such realized Built-in Gain, and in any case not less than thirty (30) days prior to consummating such transaction, LVP shall provide AMR with a written description of the transaction containing all relevant details and shall thereafter, as promptly as possible upon AMR’s reasonable request, and in any case not less than twenty (20) days prior to consummating such transaction, provide AMR with an opinion from any Approved Firm that (i) meets all the requirements for “covered opinions” set forth in Section 10.35(c) of IRS Circular 230, including the requirement that a covered opinion consider all significant federal tax issues, (ii) is based on a statement of facts that is not inaccurate or unreasonable in any material respect, and (iii) concludes, at at least a “more likely than not” level of comfort, that all or part of the Built-in Gain realized in such transaction will not be recognized for tax purposes (such an opinion, a “Qualifying Opinion”). If LVP does not provide AMR with a description of the transaction and, if reasonably requested by AMR, a Qualifying Opinion in a timely manner pursuant to the first sentence of this paragraph, then LVP shall not consummate such transaction. Furthermore, LVP shall not report any transaction as resulting (in whole or in part) in the realization, but not the nonrecognition, of Built-in Gain unless either (i) LVP previously provided AMR with a Qualifying Opinion in a timely manner pursuant to the first sentence of this paragraph or (ii) LVP obtains the consent of AMR prior to taking such reporting position. AMR shall have the right to seek and obtain specific performance or injunctive relief as a remedy with respect to any breach or threatened breach of the covenants set forth in this paragraph.

4. Section 704(c) Method. LVP shall use, and shall cause any other entity in which LVP has a direct or indirect interest to use, the “traditional method” under Treasury Regulation Section 1.704-3(b) without curative allocations for purposes of making allocations under Section 704(c) of the Code or reverse Section 704(c) allocations with respect to the Contributed Interest and the Properties to take into account the book-tax disparities as of the effective time of the Contribution with respect to the Contributed Interest and the Properties.

5. Obligation of LVP to Maintain Certain Debt.

(a) At all times through the Protected Period, LVP agrees to maintain, directly or indirectly, an amount of indebtedness allocable to AMR under Section 752 of the Code (and specifically as one or more nonrecourse liabilities under Treasury Regulation Section 1.752-3) at least equal to the Protected Amount. AMR shall have the right to seek and obtain specific performance or injunctive relief as a remedy with respect to any breach or threatened breach of this covenant. For the avoidance of doubt, the purpose of this Section 5(a) is not to require LVP to increase the amount of liabilities to which the Properties or any other properties are subject, provided that LVP maintains in place the liabilities of MRL and its subsidiary entities existing as of the date hereof and does not take any actions (or cause or permit any actions to be taken) that would decrease the amounts of such liabilities that are allocable to AMR under Section 752 and the regulations thereunder.

(b) Federal, state and local income tax returns filed by LVP for all taxable periods beginning prior to the expiration of the Protected Period shall report allocations of nonrecourse liabilities to AMR in an amount at least equal to the Protected Amount.

6. Indemnity by LVP for Breach of Obligations set forth in Section 5. In the event that (i) LVP breaches its obligations set forth in Section 5 and as a result AMR recognizes Nonrecourse Built-in Gain and (ii) such breach has not occurred in connection with a Permitted Transfer, LVP shall pay to AMR, upon written demand by AMR, an amount equal to (i) the aggregate federal, state and local income taxes deemed incurred by AMR as a result of such Nonrecourse Built-in Gain recognized by AMR by reason of such breach plus (ii) a “gross-up” amount so that, after the hypothetical payment by AMR of all federal, state and local income taxes on amounts received pursuant to this Section 6, AMR would retain from such payments hereunder an amount equal to its total income tax liability deemed incurred as a result of the breach by LVP of its obligations set forth in Section 5 and AMR’s recognition of such Nonrecourse Built-in Gain. The principles and tax rates set forth in Section 3(a) shall apply for purposes of determining the timing and amount of payment to be made to AMR pursuant to this Section 6 (including, without limitation, the calculation of the aggregate federal, state and local income taxes deemed incurred by AMR). In addition, the notification procedures set forth in Section 3(a) shall apply for purposes of this Section 6 with respect to transactions that would result in a breach of Section 5.

7. Requests for Information. Upon the request of LVP, AMR shall provide to LVP copies of such tax returns, schedules and other information that is within the possession or control of AMR (including, without limitation, copies of state and federal tax returns and related working papers) reasonably requested by LVP (“Tax Protection Information”) to enable it to make any necessary calculations with respect to payments required to be made by LVP hereunder, including, without limitation, calculations of Built-in Gain and Nonrecourse Built-in Gain claimed to be recognized by AMR. No Tax Protection Information acquired by LVP or any of its representatives may be disclosed to any individual or entity other than (i) those representatives of LVP who need to know the Tax Protection Information for the purpose of assisting LVP in evaluating and performing its obligations under this Agreement (it being understood that prior to such disclosure LVP’s representatives will be informed of the confidential nature of the Tax Protection Information and shall agree in writing to be bound by the requirements of this Section 7 of this Agreement), (ii) as required by applicable law, or (iii) if necessary, upon the advice of counsel, in order to comply with any judicial order, civil or criminal subpoena or any discovery demand in pending litigation, whether or not LVP or any of its representatives is a party thereto. LVP agrees to be responsible for any breach of this Agreement by its representatives.

8. Term. This Agreement shall terminate upon the expiration of the Protected Period. In addition, Section 5 of this Agreement shall terminate in the event that the Protected Amount is reduced to zero. Notwithstanding the foregoing, LVP's payment obligations under Sections 3, 6 and 9(e) shall survive the termination of this Agreement or the termination of Section 5, as the case may be, to the extent such obligations relate to a breach of LVP’s obligations under Section 2 or 5 occurring before such termination of this Agreement (or in the case of liability under Section 6, the termination of Section 5).

9. General Provisions.

(a) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or sent by telecopy (providing confirmation of transmission) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(i) if to LVP, to:

c/o The Lightstone Group
326 Third Street
Lakewood, NJ 08701
Attn: Joseph E. Teichman
Fax No.: 732-612-1444

with a copy to:

Herrick, Feinstein LLP
2 Park Avenue
New York, NY 10016
Attn: Sheldon Chanales, Esq.
Fax No.: (212) 545-3313

(ii) if to AMR, to:

c/o Arbor Commercial Mortgage LLC
333 Earle Ovington Boulevard
Uniondale, NY 11553
Attention: Guy R. Milone, Jr.
Fax No.: (516) 506-4045

with a copy to:

Cooley Godward Kronish LLP
1114 Avenue of the Americas
New York, NY 10036
Fax No.: (212) 479-6275
Attn: Thomas D. O’Connor, Esq.

(b) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(c) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

(d) Severability. If any term, covenant or condition of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

(e) Interest and Enforcement Costs. In the event that LVP fails to pay AMR any amount due pursuant to this Agreement on the date such amount is due, then such past due amount shall bear interest until the date paid at a rate equal to 15% per annum. In the event of any breach by LVP of any of its covenants in this Agreement, LVP shall pay all of AMR’s costs of enforcement of its rights under this Agreement, including but not limited to reasonable attorneys’ fees, disbursements, expenses and court costs.

(f) Subsidiary Entities of LVP. All references herein to the consummation, engaging in, entering into, or reporting of a Disposition or other transaction, or entering into an agreement to do any of the foregoing, by LVP shall also apply to and include the consummation, engaging in, entering into, or reporting of a Disposition or other transaction, or entering into an agreement to do any of the foregoing, by any entity in which LVP owns, directly or indirectly, an equity interest.

(g) List of Properties Correct and Complete. LVP represents to AMR that MRL owns, indirectly through entities that are treated as disregarded entities for U.S. federal tax purposes, the Orlando Design Center and Orlando Outlet World, and that LVP does not own, directly or indirectly, any properties other than the Orlando Design Center and Orlando Outlet World and holding entities for the Orlando Design Center and Orlando Outlet World.

IN WITNESS WHEREOF, LVP and AMR have caused this Agreement to be signed by their respective authorized signatories all as of the date first written above.

LIGHTSTONE VALUE PLUS REIT, L.P. By Lightstone Value Plus Real Estate Investment Trust, Inc., its general partner

By:
Name:
Title:

ARBOR MILL RUN JRM, LLC By Arbor Commercial Mortgage, LLC, Member

By:
Name:
Title: